Actions Akamai Is Taking on Russia and Ukraine

Akamai stands with the people of Ukraine. As the assault on Ukraine continues, we are inspired by the courageous citizens defending their sovereignty.

In response to the war, we are:
a.Suspending all sales efforts in Russia and Belarus
b.Terminating business with state-majority-owned Russian and Belarusian customers
c.Complying with all applicable sanctions
d.Responding through the Akamai Foundation to address humanitarian needs, committing to ongoing support for the Ukrainian people

Consistent with our mission to power and protect life online, we have made a deliberate decision to maintain our network presence in Russia. This supports our global customers, including many of the world’s largest news services, social networks, and democratic government institutions, as they endeavor to provide vital and accurate information to all corners of the globe, including to the citizens of Russia. We have also made our products and cybersecurity experts available to Ukrainian government agencies, to help keep the country’s citizens protected and connected to the information they need to defend their country.

We thank our employees, especially those in Krakow and across Europe, who have sprung into action to volunteer, donate, and remind us that while our collective condemnation must be swift, clear, and unified, we must also be committed to providing resources and support in the long term, as those affected will continue to deal with the consequences of this crisis.

We stand with the people of Ukraine.